Exhibit 10.43

PURCHASE AGREEMENT

This Purchase Agreement (“Agreement”) is made as of the 23rd day of February, 2016, by and between FSN Southern Holdings, Inc., a Colorado corporation (“Fox”), Scripps Networks, LLC, a Delaware limited liability company (“SNLLC”), and FOX-BRV Southern Sports Holdings, LLC, a Delaware limited liability company (the “Company”).

RECITALS

A. Fox and SNLLC are the sole members of the Company, which is governed by that certain Operating Agreement of the Company dated January 23, 2007, as amended (the “Operating Agreement”). Capitalized terms used herein without definition have the meanings given to them in the Operating Agreement.

B. SNLLC acquired its Membership Interest from BRV, Inc., a Delaware corporation, as a result of internal corporate and asset restructurings by The E. W. Scripps Co., an Ohio corporation and formerly a parent company of SNLLC and BRV, Inc. As a result of such restructurings, SNLLC is directly owned by Network Holdings, Inc., a Delaware corporation, which in turn is owned by Scripps Networks Interactive, Inc., an Ohio corporation (“SNI”).

C. SNLLC’s Membership Interest constitutes 7.25% of the Membership Interests; and Fox’s Membership Interest constitutes 92.75% of the Membership Interests.

D. SNLLC desires to sell to Fox, and Fox desires to purchase from SNLLC, all of SNLLC’s Membership Interest, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.

INTERPRETATION

1.1 Interpretation. For purposes of this Agreement, (a) the term “including” shall be deemed to be followed by the words “without limitation”; (b) the terms “herein,” “hereof,” “hereby,” “hereto” and “hereunder” shall refer to this Agreement as a whole; (c) references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of or to this Agreement; (d) the singular shall include the plural, and vice versa; (e) the masculine shall include the feminine and neuter; (f) the term “or” shall not be exclusive and (g) references to statutes shall include amendments to and judicial interpretations of such statutes.

ARTICLE II.

PURCHASE AND SALE

2.1 Purchase Price. On the terms and subject to the conditions hereof, at the Closing (as defined in Section 2.2), SNLLC shall assign, sell, transfer and deliver to Fox, free and clear of any lien, security interest, pledge, claim or encumbrance (except as provided by applicable securities laws or the Operating Agreement) (collectively, “Liens”), and Fox shall purchase from SNLLC, all of SNLLC’s Membership Interest (the “Sale”), at a purchase price equal to Two Hundred Twenty Five Million dollars ($225,000,000) (the “Purchase Price”), payable as set forth below in Section 2.3(b).

2.2 Closing Date. The closing of the Sale (the “Closing”) shall take place at the offices of Jenner & Block LLP, 633 West 5th Street, Los Angeles, California, at 10:00 a.m., California time, on February 24, 2016, unless the parties otherwise mutually agree in writing (the “Closing Date”).

2.3 Deliveries at the Closing. At the Closing:

(a) SNLLC and Fox, as applicable, shall deliver or cause to be delivered to the other:

(i) if so requested by the other party prior to the Closing, a certificate executed by a duly authorized officer of the requested party certifying that each of such party’s representations and warranties set forth in Section 3.1 or Section 3.2, as the case may be, is true, accurate and complete as of the Closing Date;

(ii) an assignment of interests, substantially in the form attached hereto as Exhibit A, executed by a duly authorized officer or manager of SNLLC, evidencing transfer of SNLLC’s entire Membership Interest to Fox as of the Closing Date;

(iii) a certification of non-foreign status of SNLLC’s direct corporate parent, substantially in the form attached hereto as Exhibit B; and

(iv) a copy of the written notice of removal that, as of the Closing Date, has been duly delivered by SNLLC to each of the BRV Board Members; and

(b) subject to (i) satisfaction of the condition set forth in Section 3.4 and (ii) delivery by the parties of the documents set forth in Section 2.3(a), Fox shall deliver to SNLLC the Purchase Price, by wire transfer of immediately available funds to the account designated by SNLLC by notice to Fox on or prior to the date hereof.

2.4 Termination of Membership. Upon consummation of the Sale, SNLLC immediately and automatically shall cease to be a Member, shall have no further interest in or to the Company, its subsidiaries or the Networks and shall have no further rights or obligations as a Member under the Operating Agreement; provided, however that (a) the foregoing shall not affect any of SNLLC’s rights, under the Operating Agreement or applicable law, in its capacity as a Person who formerly was a Member, or any rights or exculpation of SNLLC or any individual director, officer, employee or agent of SNLLC under Section 2.2(a) of the Operating Agreement (the “Continuing Rights”), and (b) SNLLC’s obligations under Section 2.6 of the Operating Agreement, including the exceptions thereto, shall continue to apply to SNLLC, as if SNLLC were to remain a Member after the Closing, but solely in respect of proprietary information and trade secrets disclosed to SNLLC prior to the Closing. For purposes of this Section 2.4, Sections 2.2(a) and 2.6 of the Operating Agreement, as in effect on the date hereof, are incorporated herein by this reference; and the parties’ rights and obligations under this Section 2.4 shall not be affected by any subsequent amendment to the Operating Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1 SNLLC’s Representations and Warranties. SNLLC hereby represents and warrants to Fox, as of the date hereof and as of the Closing Date, as follows:

(a) Organization; Status. SNLLC is a limited liability company validly existing and in good standing under the laws of the State of Delaware. SNLLC is a disregarded entity for tax purposes, directly and wholly owned by Networks Holdings, Inc., a Delaware corporation. SNLLC is not a Member in Bankruptcy.

(b) Corporate Power and Authority. SNLLC has full limited liability company power and authority to enter into and perform its obligations under this Agreement. All actions necessary to authorize the execution, delivery and performance of this Agreement by SNLLC have been taken. This Agreement has been duly executed and delivered by a duly authorized officer or manager of SNLLC.

(c) Enforceability. This Agreement constitutes a legal, valid and binding obligation of SNLLC, enforceable against SNLLC in accordance with its terms, except as such enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies is subject to judicial discretion.

(d) No Conflicts or Consents. No consent or approval of any Person other than SNLLC is required in connection with the execution, delivery or performance of this Agreement by SNLLC or in connection with SNLLC’s consummation of the Sale; and such actions and transaction do not and will not (i) violate or conflict with the Certificate of Incorporation, bylaws or other organizational documents of SNLLC or any material agreement to which SNLLC is a party or by which it is bound or (ii) result in or require the grant or creation of any Lien attributable to SNLLC upon SNLLC’s Membership Interest or any asset of the Company.

(e) Valid Title. SNLLC has good and valid title to, and upon consummation of the Sale pursuant hereto Fox shall acquire, SNLLC’s Membership Interest, free and clear of all Liens. No Person, other than SNLLC, has any right, title or interest in or to SNLLC’s Membership Interest. SNLLC has not offered, sold or otherwise transferred SNLLC’s Membership Interest, in whole or in part, to any of its Affiliates or any third party. Other than this Agreement and the Operating Agreement, SNLLC’s Membership Interest is not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of SNLLC’s Membership Interest.

(f) Sole Interest. SNLLC’s Membership Interest constitutes all of SNLLC’s interests in the Company, the Company’s subsidiaries and the Networks (whether classified as a debt, equity, profit or participation interests or otherwise). The Company is not currently indebted to SNLLC or any of its Affiliates for any amount, and there are no evidences of indebtedness of the Company (including any Default Promissory Notes) held directly or indirectly by SNLLC or any Affiliate thereof.

(g) Board Members. As of or prior to the Closing, SNLLC will have delivered to each of the BRV Board Members written notice of such Board Member’s removal by SNLLC in accordance with Section 4.3 of the Operating Agreement, which removal shall be effective as of or prior to the Closing Date.

(h) Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for SNLLC in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof.

(i) Knowledge and Information. SNLLC has extensive experience operating and investing in media businesses, including television networks. SNLLC has knowledge of the legal, financial and operational status of the Company and has had the opportunity to receive and review all of the information of the Company that SNLLC considered necessary or appropriate to make its own determination as to the value of SNLLC’s Membership Interest and to decide to sell its Membership Interest at the Purchase Price and on the other terms set forth herein. SNLLC is not relying upon the Company or Fox to determine the information that SNLLC should review, and SNLLC acknowledges and agrees that Fox is not acting in a fiduciary capacity and does not owe any fiduciary duty to SNLLC in connection with this Agreement or the consummation of the Sale. SNLLC is capable of evaluating the risks and merits of engaging in the Sale, and it has not been induced by, and has not relied on, any representation, warranty, statement or agreement, whether express or implied, and whether made in writing or orally, by the Company, Fox or any of Fox’s Affiliates or any Person acting on any of such Persons’ behalf, except for Fox’s representations and warranties expressly set forth in Section 3.2.

3.2 Fox’s Representations and Warranties. Fox hereby represents and warrants to SNLLC, as of the date hereof and as of the Closing Date, as follows:

(a) Organization; Status. Fox is a corporation validly existing and in good standing under the laws of the State of Colorado.

(b) Corporate Power and Authority. Fox has full corporate power and authority to enter into and perform its obligations under this Agreement. All actions necessary to authorize the execution, delivery and performance of this Agreement by Fox have been taken. This Agreement has been duly executed and delivered by a duly authorized officer of Fox.

(c) Enforceability. This Agreement constitutes a legal, valid and binding obligation of Fox, enforceable against Fox in accordance with its terms, except as such enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies is subject to judicial discretion.

(d) Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Fox in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof.

(e) No Conflicts or Consents. No consent or approval of any Person other than Fox is required in connection with the execution, delivery or performance of this Agreement by Fox or in connection with Fox’s consummation of the Sale; and such actions and transaction do not and will not violate or conflict with the Certificate of Incorporation, bylaws or other organizational documents of Fox or any material agreement to which Fox is a party or by which it is bound.

(f) Knowledge and Information. Fox has extensive experience operating and investing in media businesses, including television networks. Fox has knowledge of the legal, financial and operational status of the Company and has had the opportunity to receive and review all of the information of the Company that Fox considered necessary or appropriate to make its own determination as to the value of SNLLC’s Membership Interest and to decide to buy SNLLC’s Membership Interest at the Purchase Price and on the other terms set forth herein. Fox is not relying upon SNLLC to determine the information that Fox should review, and Fox acknowledges and agrees that SNLLC is not acting in a fiduciary capacity and does not owe any fiduciary duty to Fox in connection with this Agreement or the consummation of the Sale. Fox acknowledges that SNLLC is not making any representations or warranties with respect to the business, operations, prospects, assets, liabilities, obligations or condition, financial or otherwise, of the Company, its subsidiaries or the Networks. Fox is capable of evaluating the risks and merits of engaging in the Sale, and it has not been induced by, and has not relied on, any representation, warranty, statement or agreement, whether express or implied, and whether made in writing or orally, by SNLLC or any Person acting on SNLLC’s behalf, except for SNLLC’s representations and warranties expressly set forth in Section 3.1.

(g) No Registration. Fox acknowledges that SNLLC is selling, and Fox will acquire, SNLLC’s Membership Interest without registration under the Securities Act of 1933, as amended, or under similar provisions of any state securities law. Fox is acquiring SNLLC’s Membership Interest for its own account, for investment and with no view to the distribution of SNLLC’s Membership Interest. Fox shall not transfer or attempt to transfer SNLLC’s Membership Interest in the absence of registration under such Securities Act and any applicable state securities laws or an available exemption from such registration.

(h) Adequate Funds. Fox has sufficient funds readily available to pay the Purchase Price at the Closing.

3.3 Survival. The parties’ representations, warranties and related covenants set forth in this Agreement shall survive the Closing for the applicable statute of limitations, except that SNLLC’s representations and warranties set forth in Sections 3.1(e), and SNLLC’s covenants with respect thereto, shall survive the Closing indefinitely. All other covenants herein shall survive the Closing until fully performed.

3.4 Condition to Closing. SNLLC shall promptly notify Fox prior to the Closing Date in the event that it discovers that any of SNLLC’s representations or warranties contained in Section 3.1 is untrue, inaccurate or incomplete. Fox’s obligation to consummate the Sale shall be subject to the condition that each of SNLLC’s representations and warranties set forth in Section 3.1 is true, accurate and complete in all respects as of the Closing Date. In the event that this closing condition is not satisfied but Fox, acting in its sole discretion, determines to consummate the Sale, SNLLC shall use its commercially reasonable efforts, including by taking take all actions reasonably requested by Fox and shall cooperate fully with Fox and the Company, to cause the applicable representation or warranty to be true, accurate and complete in all respects as soon as reasonably practicable following the Closing, all of which efforts shall be taken at SNLLC’s sole cost and expense.

3.5 Indemnification.

(a) Each of SNLLC and Fox shall indemnify and hold the other party and its Affiliates, including in the case of Fox, the Company and its subsidiaries (collectively, the “Indemnified Persons”), harmless from and against any Damages suffered or incurred by any of the Indemnified Persons pursuant to a third party claim arising out of or resulting from an inaccuracy or breach of any of the indemnifying party’s representations and warranties set forth in Section 3.1 or 3.2, as the case may be. Additionally, SNLLC shall indemnify and hold Fox and its Affiliates harmless from and against any costs or other Damages suffered or incurred by any of such Indemnified Persons to remove any Lien applicable to SNLLC’s Membership Interest.

(b) None of the officers of Fox, nor any of the Board Members appointed by Fox, is actually aware of any breach of SNLLC’s representations or warranties set forth in Section 3.1; and none of the officers of SNLLC, nor any of the Board Members appointed by SNLLC, is actually aware of any breach of Fox’s representations or warranties set forth in Section 3.2. Notwithstanding the foregoing, the Indemnified Persons’ rights to indemnification hereunder shall not be affected by any investigation conducted or knowledge held or acquired by an Indemnified Person at any time, whether prior to, on or after the execution of this Agreement or the Closing.

(c) The indemnification provided by this Section 3.5 shall not limit the Indemnified Persons’ rights or remedies with respect to any claim arising under or in respect of this Agreement, including any claim for breach of contract, fraud or misrepresentation.

ARTICLE IV.

RELEASE

4.1 Release. From and after the Closing and payment of the Purchase Price, excluding any claims under this Agreement and the Continuing Rights, each party (including the Company with respect to the release of SNLLC), on behalf of itself and its current, former and future Affiliates, hereby fully releases, waives and forever discharges the other party and its Affiliates (including the BRV Board Members in the case of SNLLC) from any and all action or manner of action, cause or cause of action, in law or in equity, suits, debts, demands, damages, judgments, obligations or liabilities of any nature, including reasonable attorneys’ fees and costs, whether known or unknown, accrued or unaccrued, fixed or contingent, arising from the beginning of time until and through the date hereof under the Operating Agreement or in connection with the Company (collectively, “Claims”), including Claims arising out of or related to, in part or in whole, directly or indirectly, the Company’s business, operations, governance, distributions or other matters.

4.2 Waiver of Statutory Protections. Each of the parties hereto acknowledges and understands that the release provided by such party in Section 4.1 is a full and general release and includes a release of all Claims, including unknown Claims. By entering into this Agreement and providing the release set forth in Section 4.1 and the waivers set forth in this Section 4.2, such party is waiving, on behalf of itself and its Affiliates, significant legal rights that such Persons otherwise would have and that, in the future, such Persons might come to know certain facts or circumstances that, if known as of the date hereof, might have caused such party or its Affiliates not to provide the release set forth in Section 4.1 or the waivers set forth in this Section 4.2. Despite such possibility, such party, on behalf of itself and its Affiliates, does hereby voluntarily and intentionally, with full understanding of the significance and consequences of such action and after having consulted with legal counsel of its own choosing regarding same, waive the rights that could have been provided by California Civil Code Section 1542 or by any other statute, legal decision or common law principle of similar effect. California Civil Code Section 1542 reads as follows:

SECTION 1542. (GENERAL RELEASE - CLAIMS EXTINGUISHED.) A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

ARTICLE V.

COVENANTS

5.1 Further Assurances. From time to time, whether prior to, on or after the Closing, as and when reasonably requested by either party, the non-requesting party shall execute, acknowledge, deliver, file or record all such certificates, agreements, instruments or documents, and shall take or cause to be taken all such further or other actions, as the requesting party may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement, including the consummation the Sale or, if applicable, removal of any Lien on SNLLC’s Membership Interest. SNLLC’s obligations hereunder shall be in addition to any obligation it may have under Section 3.4, if applicable.

5.2 Distributions. From and after the date hereof, SNLLC shall not be entitled to receive any distributions from the Company, including any distribution of Excess Cash in respect of the current fiscal quarter of the Company. The Company believes in good faith that it has made all distributions of Excess Cash that SNLLC was entitled on or prior to December 31, 2015 to receive pursuant to the Operating Agreement.

5.3 Confidentiality. The parties shall not disclose to any Person or make any announcement, press release or other public statement relating in any manner to this Agreement or any of the terms hereof, except (a) with mutual written consent, (b) as required by Applicable Law, in which case the disclosing party shall, to the extent permitted and practicable, allow the other party a reasonable time to review and comment on the form and substance of the information to be disclosed or released, (c) SNI may disclose the Sale (and its financial impact) and the Purchase Price in its securities law filings and other periodic reports with the SEC or (d) to a party’s and its Affiliates’ legal, financial and accounting advisors on a need-to-know basis, provided that the Person receiving such information is advised of the confidential nature of such information and agrees to keep such information confidential or is subject to a legal or ethical duty of confidentiality. The parties’ obligations herein with respect to confidential or proprietary information shall survive the Closing indefinitely and are in addition to, and shall not limit or otherwise affect, any other confidentiality obligations that a party may owe to the other, or its Affiliates, whether pursuant to a written agreement, Applicable Law or otherwise.

5.4 No Related Party Agreements. None of SNLLC nor any of its Affiliates has any Affiliated System that is carrying the Networks’ Programming, nor does SNLLC nor any of its Affiliates have any rights or obligations under the Television Rights Agreements. Accordingly, Sections 8.3 and 5.7(a)(vi) of the Operating Agreement are inapplicable to the Sale and the parties hereto agree that (a) SNLLC is not required to enter into an Affiliation Agreement with the Company and (b) Fox is not required to assume any obligations or liabilities of SNLLC under any Television Rights Agreement.

ARTICLE VI.

MISCELLANEOUS

6.1 Expenses. All expenses incurred by or on behalf of a party hereto in connection with the authorization, preparation and consummation of this Agreement, including all fees and expenses of agents, representatives, counsel and accountants engaged by such party in connection with the authorization, preparation, execution and consummation of this Agreement shall be borne solely by the party incurring such expense.

6.2 Amendment; Waiver. This Agreement may be modified or amended only by a writing duly executed by or on behalf of both of the parties hereto. The observance of any term of this Agreement may be waived only by the party entitled to enforce such term, but any such waiver shall be effective only if in a writing signed by the party against which such waiver is to be asserted. Except as otherwise specifically provided herein, no delay on the part of either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

6.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matters hereof and supersedes any prior agreement or understanding, whether or not written, between them with respect to such subject matters.

6.4 Severability. If any provisions of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement or the application of such provision to other Persons or circumstances shall not be affected thereby, provided that the parties shall negotiate in good faith with respect to an equitable modification of the provision or application thereof held to be invalid.

6.5 Notices. All notices, requests, demands, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when personally delivered to an officer of the receiving party, (b) five (5) business days after such notice is mailed, certified mail return receipt requested, first-class postage prepaid or (c) the next business day after such notice is sent by commercial courier, to the intended recipient at the address specified below:

If to SNLLC, to:

Scripps Networks, LLC

9721 Sherrill Blvd

Knoxville TN 37932

Attention: Executive Vice President, Chief Legal Officer

If to Fox, to:

FSN Southern Holdings, Inc.

c/o Fox Sports Net, Inc.

10201 West Pico Boulevard

Los Angeles, CA 90064

Attention: President

with a copy (which shall not constitute notice) to:

Fox Networks Group

10201 West Pico Boulevard

Los Angeles, CA 90064

Attention: Executive Vice President and General Counsel

or to such other address as a party shall have last designated by notice to the other party.

6.6 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either party without the prior written consent of the other party; provided, however that Fox may designate an Affiliate to purchase SNLLC’s Membership Interest in compliance with the Operating Agreement, which designation shall not relieve Fox of any of its obligations or liabilities hereunder.

6.7 Third Party Beneficiaries. Except as provided in Section 3.5, 5.3 or ARTICLE IV, this Agreement is for the benefit of the parties hereto, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties any legal or equitable rights hereunder.

6.8 Governing Law. This Agreement, the rights and obligations of the parties relating hereto and any claims or disputes arising hereunder shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to the conflict of laws principles thereof (except that Section 5-1401 of the New York General Obligations Law shall apply).

6.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

6.10 Headings. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date set forth in the Preamble hereto.

Scripps Networks, LLC

By:	/s/ Cynthia L. Gibson
Name:	Cynthia L. Gibson
Title:	EVP, CLO

FSN Southern Holdings, Inc.

By:	/s/ Rita L. Tuzon
Name:	Rita L. Tuzon
Title:	EVP and General Counsel

FOX-BRV Southern Sports Holdings, LLC

By:	/s/ Rita L. Tuzon
Name:	Rita L. Tuzon
Title:	EVP and General Counsel

[Signature Page to Purchase Agreement]

EXHIBIT A

FORM OF ASSIGNMENT OF INTEREST

ASSIGNMENT OF INTEREST

Reference is hereby made to the Purchase Agreement dated as of February 23, 2016 (the “Agreement”), by and between Scripps Networks, LLC, a Delaware limited liability company, and FSN Southern Holdings, Inc., a Colorado corporation. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement, except where the context otherwise requires.

FOR VALUE RECEIVED, SNLLC hereby sells, assigns and transfers SNLLC's Membership Interest, in whole, to Fox and does hereby irrevocably constitute and appoint Fox as its attorney-in-fact, with full power of substitution in the premises, to transfer such Membership Interest on the books of the Company.

Scripps Networks, LLC

By:
Name:
Title:

EXHIBIT B

FORM OF CERTIFICATION OF NON-FOREIGN STATUS

Certification of Non-Foreign Status

Section 1445 of the Internal Revenue Code (“Section 1445”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the indirect disposition of a U.S. real property interest by Networks Holdings, Inc., a Delaware corporation (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Transferor is not a disregarded entity as defined in Treasury Regulation § 1.1445-2(b)(2)(iii);

3. Transferor's U.S. employer identification number is 62-1282758; and

4. Transferor's office address is c/o Scripps Networks, LLC, 9721 Sherrill Blvd Knoxville TN 37932.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury, in my capacity as an officer, and on behalf, of Transferor, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Networks Holdings, Inc.

By:
Name:
Title: